EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of October 1999 by and between KEVIN A. BLACKWELL, an individual ("Employee") and Sports Group International, Inc., a Florida corporation ("SPGK" or the "Company"). This Agreement terminates the Employment Agreement between the Employee and Surf City Acquisition Corp II dated May 16, 1997.

                                 R E C I T A L S

         A. The Company desires to be assured of the continued services of Employee in order to take advantage of his experience, knowledge and abilities, and the Company is willing to employ Employee, and Employee desires to be so employed, on the terms and conditions set forth in this Agreement.

         B. Employee is currently employed under an the terms of the First Modified Joint Plan of Reorganization Proposed by the Debtor and the Official Committee of Unsecured Creditors in the United States Bankruptcy Court for the District of Arizona on November 18, 1997 (the "Plan of Reorganization") with Surf City Squeeze, Inc. ("SCS"). It is the intent to supplement the terms of the employment under the Plan of Reorganization.

         Accordingly, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereby agree as follows:

         1. EMPLOYMENT.

         The Company hereby employs Employee, and Employee hereby accepts such employment on the terms and conditions set forth below, to perform during the term of this Agreement such duties as are described in Section 4 of this Agreement as well as such other services as are described herein.

         2. TERM OF EMPLOYMENT.

         Unless sooner terminated pursuant to Section 5 herein, the term of employment under this Agreement shall be for three (3) years commencing on October 1, 1999 and ending as of September 30, 2002. After the initial term, this Agreement shall continue for an indefinite term until terminated pursuant to Section 5.

         3. COMPENSATION.

         During the continuance of Employee's employment hereunder, and as the total compensation for the services which he renders hereunder, Employee shall be entitled to the following:

            a. BASE SALARY. Employee shall be entitled to receive an annual base salary of $150,000.00 less income tax and other applicable withholdings, payable in semi-monthly installments, and subject to annual review and upward adjustment consistent with the Company's policies. Under the Employee's current terms of employment with SCS, Employee receives an annual base salary of $100,000.00. The base salary received from the Company shall be reduced by said amount so long as Employee receives said base salary from SCS.

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            b. EXPENSE REIMBURSEMENT. Employee shall be entitled to receive reimbursement of any and all reasonable and documented expenses incurred by Employee from time to time in the performance of his duties hereunder, consistent with the Company's policies as set by the Company's Board of Directors. Such reasonable expenses shall be reimbursed to Employee upon receipt by the Company of an itemized list of such expenses, signed by Employee.

            c. EMPLOYEE BENEFITS. Subject to applicable eligibility requirements, Employee shall be entitled to participate in all employee benefit plans and programs maintained by the Company for employees in general, including without limitation, participation in any savings plan, retirement plan, group health plan, medical reimbursement plan, and life and disability insurance plan. Said benefits, to the extent permissible by law, shall also extend to Employee's spouse and minor children.

            d. AUTO ALLOWANCE. Employee shall be entitled to receive an auto allowance as set by the Company's Board of Directors, payable on a monthly basis, or such other amount, if any, as may be payable to employees of the Company in comparable positions pursuant to the policies and plans of the Company.

            e. VACATIONS. Employee shall be entitled to take vacations at such time or times and for such duration as may be approved by the Board of Directors or the executive officers of the Company.

     4. DUTIES. Employee shall serve as President of the Company and shall, unless otherwise not reelected by the Company's shareholders, serve on its Board of Directors. Employee shall devote as much of his principal occupational time, ability and attention as necessary to perform his duties. Employee shall diligently and conscientiously utilize his best efforts to, further the Company's business, it being understood that Employee shall not be deemed to be in breach of his duties hereunder if, and to the extent that, he engages in personal investments and business so long as such activity or activities do/does not interfere with his duties to be performed under this Agreement. Employee shall provide such managerial and executive duties and acts, commensurate with his position, skills and experience, as may be reasonably required by the Company's board of Directors in connection with any aspect of the Company's business. It is expressly understood and agreed that Employee has begun development of a rolled-sandwich concept. It is expressly understood and agreed that Employee may devote whatever time is necessary to further those concepts so long as such time does not interfere with Employee's duties for the Company. It is further understood and agreed that Employee is under no obligation to share the profits of said concepts or other concepts, whether said concepts are brought to the attention of the Company or not. It is expressly understood and agreed that said outside ventures or concepts shall be the sole property of Employee and not that of the Company.

     5. TERMINATION.

          a. EVENTS OF TERMINATION. Employment under this Agreement shall terminate upon the happening of any of the following events ("Event of Termination"):

               i. The mutual agreement between the Company and Employee or after eighteen (18) months by either party;

               ii.  The death of Employee;

               iii. At the option of the Company's Board of Directors consistent with subparagraph (c), if Employee has become so physically or mentally disabled as to be incapable of substantially performing his duties hereunder for a period of 90 consecutive days in the case of a mental disability and 180 consecutive days in the case of physical disability;

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               iv.  At the option of the Company's Board of Directors, in the event of a material breach by Employee of this Agreement or "for cause." As used in this Agreement, the term "for cause" shall mean any of the following: any act of fraud, misappropriation or similar conduct by Employee against the Company; repeated intoxication by alcohol or drugs during the performance of Employee's duties; failure, neglect or refusal of Employee to perform any material obligation under this Agreement (all duties described in Section 4 above are deemed to be material); conviction of Employee of a felony; conviction of Employee of a misdemeanor involving a breach of trust; any undisclosed conflict of interest (except as permitted by this Agreement); Employee's breach of its confidentiality obligations set forth in Section 6(b) herein; Employee's failure to or to comply with his fiduciary duties to the Company (except as permitted by this Agreement). Notwithstanding the foregoing, the following shall not constitute "for cause": The disagreement by the Company's Board of Directors with any action taken by Employee in the exercise of Employee's reasonable and good faith business judgment, unless such action violates any directive of the Board of Directors of the Company (not in conflict with the terms of this Agreement) made known to Employee prior to such action;

               v. the expiration of the term of employment under this Agreement as set forth in Section 2 herein.

          b. DUTIES UPON TERMINATION. Upon termination of employment under this Agreement pursuant to Section 5(a) above, neither the Company nor Employee shall have any remaining duties or obligations under this Agreement except that:

               i. The Company shall pay to Employee or his Estate such compensation as is due pursuant to Section 3 above, prorated to the date of termination;

               ii. The Company shall pay to Employee or his Estate such other compensation as may be due pursuant to Section 3 above in the event termination is made under Sections 5(a)(i), (ii),
                    (iii) or (v) for a period of two (2) years in consideration of Employee's strict adherence to the restrictive covenants set forth in Section (6) herein;

               iii. The Company shall provide conversion rights for the benefit of Employee, his spouse and/or dependents, as applicable, for medical, dental and other benefits as and to the extent possible under the Company's then-existing insurance and benefits plans or policies, but in no event shall said medical and dental benefits cease less than two (2) year following termination or upon Employee finding employment with said benefits provided to Employee and Employee's family; and

               iv. Upon termination, Employee shall continue to be bound by the provisions of Sections 6 of this Agreement.

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          c.   DETERMINATION OF DISABILITY. The determination of disability shall be made by a member of the medical profession in good standing selected or approved by the Company; provided, however, that in the event the Employee disagrees with a determination of disability, he shall be entitled to present a contrary determination by a member of the medical profession in good standing selected by him, and the two doctors so selected shall attempt to reach agreement as to the determination of disability. In the event the two doctors fail to agree, the determination regarding disability shall be made by a third member of the medical profession in good standing jointly appointed by such doctors or, if they fail to agree upon such appointment, such third professional shall be selected in accordance with the rules of the American Arbitration Association then in effect. A determination regarding disability made by the third professional so appointed shall be final and binding upon the Company and Employee.

          d. NOTICE AND CURE. In the event of a termination "for cause" pursuant to subsection (a)(iv), Employee shall be provided with written notice of the terminable event specifically describing the same and shall have a period of thirty (30) days to correct such event; provided, however, that such event is subject to correction. Thus, for example, fraud, misappropriation or similar conduct, repeated intoxication, or a conviction, shall not be subject to correction. All other events shall be deemed curable.

     6. NON-DISCLOSURE AND RESTRICTIVE COVENANTS. Employee recognizes that the business of the Company is a specialized business, that Employee holds a position of trust and importance with the Company, and that as a result of Employee's employment by the Company, Employee will gain access to information of a confidential and proprietary nature relating to the Company's business. Accordingly, the Company and Employee agree as follows:

            a. RETURN OF MATERIALS. Employee acknowledges and agrees that all materials (including but not limited to tools, books, papers, documents, drawings, writings, records, customer lists, price lists, job cost estimates, software, recipes, and software documentation) which are furnished to Employee by the Company, or which Employee prepares or otherwise acquires in the course of his employment ("collectively, the "Proprietary Materials"), are the exclusive property of the Company, and Employee shall promptly surrender to the Company, upon termination of Employee's employment, all such materials and all copies of such materials.

            b. CONFIDENTIALITY. Employee agrees to maintain the confidentiality of the Proprietary Materials and their contents and not to disclose the same to, or discuss the same with, any person except his immediate family, legal counsel and accounting advisors or as required by law, provided that Employee shall inform each such person of the confidential nature of the Proprietary Materials and each such person shall be directed by Employee to treat the Proprietary Materials confidentially and shall agree to abide by the provisions of this
Section 6(b)

     7. MISCELLANEOUS.

            a. SEVERABLE PROVISIONS. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

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            b. BINDING AGREEMENT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Employee without the prior written consent of the Company, except by operation of law.

            c. GOVERNING LAW. This Agreement is intended to be, and shall be, governed in all respects by the laws of the State of Arizona.

            d. SURVIVAL OF COVENANTS. Subject to the provision of Section 5(b) herein, the covenants, promises and agreements set forth in Section 6 shall survive the termination of this Agreement.

            e. CAPTIONS. The section captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

            f. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No supplement, modification, waiver or termination of this Agreement shall be valid unless made in writing and signed by the parties to be bound thereby.

            g. NOTICE. Any notice or demand required or permitted to be given hereunder shall be in writing and shall be deemed effective upon the personal delivery thereof or, if faxed upon the receipt of the fax and facsimile confirmation, or if by mail, forty-eight (48) hours after having been deposited in the United States mail, postage, pre-paid, and addressed to the party to whom it is directed at the address set forth below:

            If to Employee:           Kevin A. Blackwell
                                      6002 East Kelton Lane
                                      Scottsdale, AZ 85254

            If to the Company:        Attention Vice President
                                      7730 E. Greenway Rd, Suite 203
                                      Scottsdale, AZ 85260

            Either party may change the address to which such notices are to be addressed by giving the other party notice in the manner set forth herein.

            h. INSURANCE. SPGK agrees to provide Directors and Officers Liability Insurance in amounts deemed acceptable to Employee. If SPGK fails to provide said Insurance, Employee may obtain said Insurance at the sole and complete expense of SPGK.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first set forth herein.

Employee:

/s/ Kevin A. Blackwell
-----------------------------
Kevin A. Blackwell

Sports Group International, Inc.:


By: /s/ David A. Guarino
    -------------------------

Its: Vice President - Chief Financial Officer
     ------------------------

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